Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-226506) and related Proxy Statement/Prospectus of First Midwest Bancorp, Inc. and Northern States for the registration of shares of First Midwest Bancorp, Inc.’s common stock and to the incorporation by reference therein of our report dated February 28, 2018, with respect to the consolidated financial statements of First Midwest Bancorp, Inc., and the effectiveness of internal control over financial reporting of First Midwest Bancorp Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 21, 2018